Throughout these excerpts from the preliminary offering memorandum relating to the offering, unless the context otherwise requires, the terms “Company,” “we,” “us” and “our” refer to INTL FCStone Inc. and its consolidated subsidiaries.

Preliminary Financial Information for the Year Ended September 30, 2018
Based on preliminary financial information available to management as of the date of this offering memorandum, we do not believe we experienced any material change in our operating environment for the fiscal quarter ended September 30, 2018 as compared to the first three quarters of our fiscal year. In addition, based on such preliminary available financial information, we currently expect (i) improvement in our operating revenues, net operating revenues and net income for the fiscal year ended September 30, 2018 as compared to the results for such items reported for the twelve months ended June 30, 2018 and (ii) Adjusted EBITDA and adjusted net income (which represents net income plus bad debt on physical coal, net of executive incentive recapture and the impact of the Tax Cuts and Jobs Act) for the fiscal year ended September 30, 2018 to be similar to the results for such items reported for the twelve months ended June 30, 2018.

Because the fiscal year ended September 30, 2018 has recently ended, these preliminary anticipated results are based on information available to our management as of the date of this offering memorandum and reflect assumptions and estimates based on such currently available preliminary financial information. This preliminary financial information is based on management’s internal reporting and is subject to adjustment for quarter- and year-end closing procedures (which have not been completed). Our independent registered public accounting firm has not performed any audit, review or set of procedures with respect to such preliminary financial information. An audit, review or set of procedures of such financial information could result in changes to these preliminary results. Actual results may be materially different from the current expectations provided above, and you should not place undue reliance on these current expectations. In addition, these preliminary expectations are not necessarily indicative of results of operations for any future period.

The preliminary financial information discussed above includes references to Adjusted EBITDA and adjusted net income, which are non-GAAP financial measures. We present these non-GAAP financial measures because they are used by management to evaluate the Company’s performance and we believe they allow for a more meaningful comparison of operating performance from period to period. For a discussion of Adjusted EBITDA (including additional reasons we present such measure), see “Presentation of Financial Information and Non-GAAP Measures-Non-GAAP Financial Measures.”

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Non-GAAP Financial Measures
In this offering memorandum, we present certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, which are not required by, or presented in accordance with, U.S. GAAP. EBITDA represents net income plus interest expense, income tax expense and depreciation and amortization. Adjusted EBITDA represents EBITDA plus amortization of share-based compensation expense and bad debt on physical coal related to our subsidiary in Singapore, INTL Asia Pte. Ltd., net of executive incentive recapture, and less interest attributable to short-term financing facilities of our subsidiaries and gain on acquisition. In addition, this offering memorandum includes certain other financial measures adjusted to exclude the impact of bad debt expense on physical coal or of bad debt expense on physical coal, net of executive incentive recapture, which also are non-GAAP financial measures. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Executive Summary for the Fiscal Year Ended September 30, 2017-Bad Debt on Physical Coal.” We present these adjusted financial measures throughout this offering memorandum because we believe they allow for a more meaningful comparison of operating performance from period to period.

We have included each of EBITDA and Adjusted EBITDA in this offering memorandum because we use EBITDA and Adjusted EBITDA as important supplemental measures for evaluating our business performance. Further, covenants contained in the indenture that will govern the Notes (the “Indenture”) will be, and the covenants contained in the Revolving Credit Facility are, determined by reference to a financial measure that is substantially similar to Adjusted EBITDA. We also believe that these measures are frequently used by securities analysts, investors and other interested persons in the evaluation of companies in our industry, some of which present EBITDA and Adjusted EBITDA when reporting their financial results. Adjusted EBITDA includes an adjustment to consolidated interest expense to remove interest expense attributable to short-term financing facilities of subsidiaries, and excludes certain items we do not consider indicative of our ongoing operating performance. In addition, because Adjusted EBITDA is not affected by fluctuations in such costs or other items, we believe that Adjusted EBITDA is helpful in comparing operating performance from period to period.

However, EBITDA and Adjusted EBITDA have limitations as analytical tools because, among other things, they:

•	do not reflect our cash expenditures or future requirements for capital expenditures;

•	do not reflect the significant interest expense or the cash requirements necessary to service our indebtedness, including the Notes;

•	do not reflect cash requirements for certain tax payments that may represent a reduction in cash available to us;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

EBITDA, Adjusted EBITDA and the other non-GAAP financial measures included in this offering memorandum are supplemental measures of performance that are not recognized or required by U.S. GAAP, and none of these should be considered as alternatives to, or in isolation from, operating revenues, net operating revenues or net income calculated under U.S. GAAP or as alternatives to, or in isolation from, any other measures of performance or liquidity derived in accordance with U.S. GAAP.

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The following table reconciles EBITDA and Adjusted EBITDA with our net income:

	Nine Months Ended June 30,		Year Ended September 30,
	2018	2017	2017	2016	2015
	(in millions)
Net income	$39.8	$30.0	$6.4	$54.7	$55.7
Plus: interest expense	55.4	30.1	42.1	28.3	17.1
Plus: depreciation and amortization	8.4	7.2	9.8	8.2	7.2
Plus: income taxes	41.2	7.7	8.8	18.0	22.4
EBITDA	$144.8	$ 75.0	$67.1	$109.2	$102.4
Plus: amortization of share based compensation expense	4.9	4.6	6.3	5.1	3.6
Plus: bad debt on physical coal, net of incentive recapture	1.0	0	42.7	0	0
Less: interest attributable to short-term financing facilities of subsidiaries	48.1	22.7	32.7	19.5	10.1
Less: gain on acquisition	0	0	0	6.2	0
Adjusted EBITDA	$ 102.6	$ 56.9	$ 83.4	$ 88.6	$ 95.9